DRAFT FORM OF
                            ADMINISTRATION AGREEMENT


     THIS ADMINISTRATION AGREEMENT is made as of ______________, 1995 by and between THE SHAREHOLDER SERVICES GROUP, INC., a Massachusetts corporation
("TSSG"), and [                                               ], a
Massachusetts business trust (the "Trust").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain TSSG to render certain administrative services to those series of the Trust described in Schedule A hereto, as from time to time amended (each a "Fund" and, collectively, the "Funds"), and TSSG is willing to render such services;

                                  WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints TSSG to act as Administrator of the Trust on the terms set forth in this Agreement. TSSG accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule B, annexed hereto and incorporated herein.

     In the event that the Trust establishes additional series with respect to which the Trust decides to retain TSSG to act as administrator and accounting services provider, the Trust shall so notify TSSG in writing. If TSSG is willing to render such services, TSSG shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to TSSG) are modified with respect to such Fund in writing by the Tru st and TSSG at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. TSSG shall identify to each such series or class property belonging to suc h series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

     2. Delivery of Documents. The Trust has furnished TSSG with copies properly certified or authenticated of each of the following:

          (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of TSSG to provide certain administrative services to the Fund and approving this Agreement;

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          (b)  The Trust's Declaration of Trust filed with the Secretary of
State of the Commonwealth of Massachusetts on [                        ] and
all amendments thereto (the "Declaration of Trust");

          (c)  The Trust's By-Laws and all amendments thereto (the "By-Laws");

          (d)  The Investment Advisory Agreement between [               ]
(the "Adviser") and the Trust dated [                  ], 1995;

          (e)  The Custody Agreement between [                     ] (the
"Custodian") and the Trust dated [                  ], 1995;

          (f) The Transfer Agency and Services Agreement between The Shareholder Services Group, Inc. (the "Transfer Agent") and the Trust dated August __, 1995;

          (g) The Trust's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940
Act (File Nos. [                ] and [                ]), as filed with the
Securities and Exchange Commission ("SEC") on [             ], 1995 and
declared effective by the SEC on [                  ], 1995, relating to the
Trust's shares of beneficial ownership, $.[     ] par value per share, and all
amendments thereto; and

          (h) The Trust's most recent prospectus and statement of additional information (together, the "Prospectus").

     The Trust will furnish TSSG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide TSSG with any other documents that TSSG may reasonably request and will notify TSSG as soon as possible of any matter materially affecting the performance by TSSG of its services under this Agreement.

     3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, TSSG, as Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

          (a) Maintaining office facilities (which may be in the offices of TSSG or a corporate affiliate);

          (b) Furnishing statistical and research data, data processing services, clerical services, and internal legal, executive and administrative services and stationery and office supplies in connection with its services hereunder;

          (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Trustees meetings;

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          (d)  Assisting in the preparation of any Post-Effective Amendments to the Trust's Registration Statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

          (e) Assisting in the determination of the jurisdictions in which the Trust's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares fo r sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Fund as a dealer or broker shall be made by the Fund;

          (f) Providing the services of certain persons who may be appointed as officers of the Trust by the Trust's Board of Trustees;

          (g) Providing legal advice and counsel to the Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in response to any litigation or non-routine regulatory matters;

          (h) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

          (i)  Internal auditing services;

          (j) Valuing the Trust's assets and calculating the net asset value of the shares of the Fund at the close of regular trading on the New York Stock Exchange on each business day (as set forth in the Trust's Prospectus);

          (k) Accumulating information for and, subject to approval by the Trust's Treasurer, preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2;

          (l) Reviewing and providing advice and counsel on all sales and advertising materials prepared on behalf of the Trust;

          (m)  Preparing and filing the Trust's tax returns;

          (n) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Trust which will include, among other matters, procedures to assist the Adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and ap plicable laws and regulations and performing certain monthly compliance tests; and

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          (o)  Preparing and furnishing the Trust (at the Trust's request)
with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

     In performing its duties as Administrator of the Trust, TSSG will act in accordance with the Declaration of Trust, By-Laws, Prospectus and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

     4. Allocation of Expenses. TSSG shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

          (a) TSSG will from time to time employ or associate with itself such person or persons as TSSG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both TSSG and the Trust. The co mpensation of such person or persons shall be paid by TSSG and no obligation shall be incurred on behalf of the Trust in such respect.

          (b) TSSG shall not be required to pay any of the following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with TSSG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be prope rly payable by the Trust.

          (c) For the services to be rendered, the facilities to be furnished and the payments to be made to TSSG, as provided for in this Agreement, the Trust shall compensate TSSG for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule B, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of TSSG for which TSSG will be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule C, annexed hereto and incorporated herein, which schedule m ay be modified by TSSG upon not less than thirty days' prior written notice to the Trust.

          (d) TSSG will bill the Trust as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to TSSG the amount of such billing.

     5.  Limitation of Liability.

          (a) TSSG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the

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performance of its obligations and duties under this Agreement, except a loss resulting from TSSG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify TSSG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, act ion or suit not resulting from the willful misfeasance, bad faith or gross negligence of TSSG in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and TSSG agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

          (b) Notwithstanding the foregoing paragraph or anything else contained in this Agreement to the contrary, TSSG's entire liability to the Trust for any loss or damage, direct or indirect, for any cause whatsoever (including but not limited to those arising out of this Agreement), and regardless of the form of action, shall be limited to the Trust's actual direct out-of-pocket expenses which are reasonably incurred by the Trust, but shall not under any circumstances exceed two million dollars ($2,000,000).

          (c) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

     6.  Termination of Agreement.

          (a) This Agreement shall become effective on the date hereof and shall continue for a period of three (3) years (the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Term") each.

          (b) Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days' or more than one hundred-eighty (180) days' prior written notice to the other party.

          (c) In the event a termination notice is given by the Trust, all expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

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          (d)  If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party (the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party. If TSSG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of TSSG with respect to services performed prior to such termination or rights of TSSG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     7. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     8.  Miscellaneous.

          (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or TSSG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                    To the Trust:

                    [                                    ]







                    To TSSG:

                    The Shareholder Services Group, Inc.
                    53 State Street - BOS425
                    Boston, Massachusetts 02109
                    Attention:  Patricia L. Bickimer, Esq.

          (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable without the written consent of the other party.

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          (c)  This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

          (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (f) This Agreement and the fee schedule hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

     9. Confidentiality. All books, records, information and data pertaining to the business of the Trust that are exchanged or received pursuant to the performance of TSSG's duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as spe cifically authorized by the Trust or as may be required by law.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                   THE SHAREHOLDER SERVICES GROUP, INC.




                                   By: ________________________________
                                   Name:[                             ]
                                   Title: Vice President and Division Manager



                                  [                      ]


                                   By: ________________________________
                                       Name:
                                       Title:

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                                   SCHEDULE A

                              SERIES OF THE TRUST


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                                   SCHEDULE B

                                FEE SCHEDULE FOR
                               ADMINISTRATION AND
                            FUND ACCOUNTING SERVICES


     FEES FOR ADMINISTRATION SERVICES



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                                   SCHEDULE C

                            OUT-OF- POCKET EXPENSES



Out-of-pocket expenses include, but are not limited to, the following: